Exhibit 10.3

DISTRIBUTION AGREEMENT

DALRADA CORPORATION (USA) and/or DALRADA TECHNOLOGY SPAIN, S.L.

(hereinafter referred to as the "Supplier" or "DALRADA ")

A company registered in Spain, with registered office at C/ Parroquia de Cortifién Nave F-14 - Poligono Industrial Bergondo 15165, Bergondo (A Coruäa), Spain, with VAT number B 13847777, and

JBS Consulting

A duly constituted company existing according to the laws in force, having its registered office at 138, boulevard BETHIER 75017, Paris, France with the tax identification number FR42913222030.

(hereinafter referred to as the "Distributor").

WITNESSETH:

WHEREAS DALRADA believes in strategic alliances that foster growth and expansion, its commitment being to ensure the optimization of commercial potential, by offering exceptional products such as our C02 heat pumps, a stateof-the-art technology in the global market for heating and cooling solutions.

WHEREAS DALRADA has drafted a proposal for the establishment of an exclusive distribution structure in the territory as defined below. The terms of the proposal, detailed in ANNEX l, were reviewed by the distributor.

WHEREAS the Supplier and the Distributor wish to enter into this Contract for the sale and distribution of the Supplier's Solutions and Machinery (hereinafter referred to as the " Products ").

THEREFORE, taking into account the covenants and premises contained herein, the Parties agree as follows:

1   APPOINTMENT

1.1 The Supplier shall designate the Distributor as the Exclusive Distributor in the area determined in ANNEX Il (the "Territory") for the sale of the Products. Distributor accepts this designation and agrees to carry out its distribution activities in accordance with the terms and conditions of this Agreement.

Climate Technology

1.2 The products that the Distributor undertakes to distribute in the Contractual Territory are those listed herein as ANNEX Ill (the "Products ").

The Distributor undertakes to promote, market and distribute the Products exclusively in the Territory.

1.3 The Distributor will use its best efforts to market the Products and shall not purchase products (or other goods that may compete with the Contract Products) for resale from anyone other than the Supplier.

The Distributor shall provide the Supplier with a list of the companies with which it currently works and/or collaborates and which market products that may compete with those included in ANNEX Ill.

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1.4 The Distributor must not participate directly or indirectly in the production or distribution in the contractual territory of products that may compete with the contractual contract. Produce.

The Distributor undertakes not to engage in the production, distribution or promotion of products competing with the Products in the Territory.

1.5 DALRADA:

a)	Adapt all marketing materials to the local language and culture.
b)	Create and maintain a Linkedln page for Dalrada locally.
c)	Provide comprehensive and personalized technical support.
d)	Offer a complete turnkey service.
e)	Send detailed presentations of the units for review and use by the distributor in its marketing and sales activities.
f)	Provide a presentation highlighting the economic benefits of C02 heat pumps. (g) Assist in accessing the benefits of international assistance initiatives and grants.
h)	Assist the distributor's sales efforts.

2    EFFECTIVENESS AND STATUS

2.1 This Contract shall be effective upon its signature, and be in force for a period of TWELVE (12) MONTHS, and thereafter subsequent years shall be initiated, unless a written request for termination is made at the end of 12 months.

Extension of this Contract shall be automatic for successive periods of TWELVE (12) ADDITIONAL MONTHS if no party provides a TWO (2) MONTH express written notice notice.

2.2 As a condition of maintaining the effectiveness and binding effect of this Contract throughout the period expressed in paragraph 2.1, Distributor shall, within the first fifteen (15) days following the signing of the Contract:

a)	Identify and install in a building 3 to 4 units, after their installation and proven performance, they will publish further orders for units.
b)	Pay a deposit of 50% of the price of the above-mentioned machines.

2.3 If the condition set out in section 2.2 is not met within the established time frame, the Contract will cease to be in effect immediately and without further notice to the Supplier.

Failure to comply with the condition set forth in paragraph 2.2 will result in the automatic termination of this Agreement.

3   SALES OBJECTIVES

3.1 Distributor shall use its best efforts to achieve the following objectives during the effective period of this Contract, unless otherwise agreed between the parties::

Year 1 — 150 systems

Year 2 — 300 systems

Year 3 — 450 systems

Year 4 — 600 systems

Year 5 — 800 systems

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3.2 The Parties have established these objectives based on a thorough analysis of the market and its potential.

3.3 Exclusivity for the contractual territory and preferential purchase prices of distributors will be maintained on the basis of compliance with the. aforementioned objectives. The sales figures will be reviewed annually and the supplier reserves the right to modify the price list and remove exclusivity if the minimum order value is not reached.

4   OPERATIONAL

4.1 The Distributor shall send Purchase Orders by e-mail to the Supplier's Distributor Attention Department (rgarcia@dalradatechnology.com), acceptance of which shall be confirmed in writing by the Supplier by e-mail sent to the following address: rgarcia@dalradatechnology.com.

4.2 No order shall be binding until accepted by the Supplier at its discretion.

4.3 With regard to the payment of orders, after full payment of the first order of ten units, DALRADA will invoice the Distributor every two months for the Products delivered, and the Distributor will pay within thirty (30) days of invoicing.

4.4 Unless otherwise expressly agreed in the purchase orders, all Products delivered by the Supplier under this contract will be sold on EXW terms, adding to this price the costs and costs of transport only if such services have been requested by the Distributor and provided directly or indirectly by DALRADA.

4.5 Distributor prices and manufacturer's suggested retail prices MSRP") are set out in the attached tables as follows: APPENDIX IV and are provided exclusive of any taxes that may be applicable. Distributor has the right to freely set resale prices, always under the supervision of the Suppliers, and the Supplier's authorization will be required before marketing the Products at a Price lower than the amount resulting from the addition of the MSRP and freight charges assigned by DALRADA.

4.6 Any delay in the payment of sums due entitles the Supplier to suspend delivery of the Products until this obligation has been duly complied with.

4.7 With regard to the installation, after-sales service and maintenance of the Products, the Parties agree that the Installation, after-sales service and maintenance will be carried out by the Distributor or a Service Provider selected by the Distributor, and therefore a specific Service Contract will be signed between the Parties or between DALRADA and the Service Provider indDcated by the Distributor.

5   INTELLECTUAL PROPERTY AND TRADEMARKS

5.1 Neither party grants or transfers to the other any rights in any inventions, discoveries, data, customer lists, other copyrighted materials, patents, trademarks, service marks, copyrights or any other proprietary rights, except as expressly set forth in this Agreement or in a Purchase Order.

5.2 The Supplier hereby authorizes the Distributor to use the trademark "DALRADA CLIMATE TECHNOLOGY" for the sole purpose of developing its rights and complying with its obligations under this Contract and undertakes not to authorize or distort to any third party any authorization in the contractual territory. The distributor must also be allowed to indicate that he is an “authorized distributor” or an “authorized exclusive distributor”.

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5.3 In addition, the Distributor undertakes not to claim any rights or register names, trademarks or signs equal or similar to those belonging to the Supplier, whether in the Contractual Territory or outside it.

5.4 The Distributor shall inform the Supplier of any act of unfair competition or infringement of intellectual or industrial property rights of which it becomes aware. The Supplier undertakes to defend its rights appropriately, by filing legal action if necessary.

5.5 The Supplier may authorise the Distributor to write, design or print as many manuals, packaging or marketing or promotional materials when deemed necessary, always with the supervision and written approval of the Supplier, and as long as the "DALRADA CLIMATE TECHNOLOGY" brand is clearly visible. Distributor agrees that it must submit all outgoing news articles, including but not limited to advertisements, print advertisements, websites or exhibition media materials (documents).

5.6 Distributor shall not remove, alter, alter or otherwise obscure any trademark or trade name appearing on any Product or documentation without the express written permission of the Supplier.

5.7 The Distributor is responsible for all activities that may result in unauthorized use or exploitation of the brand.

5.8 The Distributor shall also be liable for any unauthorised use of the condition of its Distributor, or any unfair use of the commercial reputation of a third party.

6   CONFIDENTIALITY

6.1 "Confidential Information " means all proprietary information disclosed or made available by the Disclosing Party on the Effective Date, including, but not limited to, the Disclosing Party's surveys, questionnaires and presentations, reports, studies, compilations and analyses of proprietary data, business plans, financial reports, financial data, employee data, customer/supplier lists, forecasts, strategies and all other business information. Confidential information may be that of the disclosing party or third parties to whom the disclosing party has an obligation to treat the disclosed information as confidential. Confidential Information also includes copies, notes, summaries and other tangible embodiments made by the receiving party that are based on or contain Confidential Information of the disclosing party, and the existence and progress of this Agreement.

6.2 Confidential information shall not include information that:

i. is in the public domain or falls into the public domain without breach of this Agreement by the Party recipient;

ii. was in the possession of the receiving Party prior to its receipt from the disclosing Party and was not acquired by the receiving Party from the disclosing Party under an obligation of confidentiality or non-use;

iii. is acquired by the receiving Party from a third party not subject to a duty of confidentiality or non-use owed to the disclosing Party; or

iv. is independently developed by the receiving Party without the use of Confidential Information of the Disclosing Party.

6.3 Unless otherwise agreed in writing by the Disclosing Party or as expressly permitted by this Agreement, the Receiving Party shall not, except as required by law or court order, use the Disclosing Party's Confidential Information or disclose it to any third party during the Term and for a period of 3 years thereafter.

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6.4 The receiving party may only disclose the disclosing party's confidential information to those of its employees or contractors who have a need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee or contractor, such employee or contractor must be informed of the confidential nature of the Confidential Information and must sign, or must already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this• Agreement.

6.5 In any event, the receiving Party shall be liable for any breach of the terms and conditions of this Agreement by any of its employees or subcontractors.

6.6 The receiving Party shall exercise the same degree of care to avoid disclosure of the Disclosing Party's Confidential Information that the Receiving Party uses with respect to its own Confidential Information of similar importance, but not less than a reasonable degree of care.

6.7 Upon termination or expiration of this Agreement for any reason, or at the disclosing Party's prior request, the Receiving Party shall deliver to the Disclosing Party all of the Disclosing Party's property or Confidential Information in tangible form that the Receiving Party may have in its possession or control. The receiving Party may retain a copy of the Confidential Information in its legal records.

7   GOVERNING LAW

This Contract shall be governed by, construed and construed in accordance with the laws of Spain.

8   ARBITRATION

Any dispute, controversy or claim arising out of or related to this contract, in particular its conclusion, interpretation, execution, breach, termination or nullity, will be definitively settled by the courts of A Coruöa (Spain) which will be exclusively competent.

9   WARRANTY, AFTER-SALES SERVICE, INSTALLATION AND MAINTENANCE

DALRADA heat pumps are warranted against defects in material and workmanship for a period of 36 months after the date of installation.

10  MISCELLANEOUS

10.1 Annex l, Annex Il, Annex Ill, Annex IV and Annex V form an integral part of this Contract.

10.2 Any amendment to this Contract must be in writing and signed by both Parties.

10.3 Any notification under this Contract must be in writing and sent by registered mail to the address of the other Party as indicated at the top of this Contract.

10.4 This Contract may be signed in duplicate, one for each Party, each deemed original, with the same legal value.

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In witness whereof, the Parties have signed this Contract on the date and place set out above.

DALRADA CORPORATION (USA) and/or DALRADA TECHNOLOGY SPAIN, S.L.

By:       DALRADA TECHONOLOGY

Name: /S/ ROBERTO GARCIA GARCIA

Title:    SALES MANAGER EUROPE

Date:   15/08/23

JBS Consulting

By:       /S/ BENJAMIN JACQUES

Name:  BENJAMIN JACQUES

Title:    DIRECTEUR GENERAL

Date:   29/08/23

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